Exhibit 99.1

AT THE COMPANY	ON THE WEB
Robert O’Brien	www.forestcity.net
Executive Vice President – Chief Financial Officer
216-621-6060

Jeff Linton

Senior Vice President – Corporate Communication

216-621-6060

FOR IMMEDIATE RELEASE

Forest City Reports Fiscal 2012 Second-Quarter and Year-to-Date Results

—	Portfolio shows continued strength: comparable NOI, occupancy up in all core products
—	“Operating FFO” introduced to spotlight recurring contribution from portfolio
—	Significant progress on land disposition strategy, additional impairment incurred
—	Asset sales contribute to greater focus on core markets, products
—	New multifamily starts in Boston, Washington D.C.

CLEVELAND, Ohio - September 4, 2012 - Forest City Enterprises, Inc. (NYSE: FCEA and FCEB) today announced FFO, Operating FFO, net earnings/loss and revenues for the year to date and the second quarter ended July 31, 2012.

FFO

Second-quarter FFO (funds from operations) was $21.1 million, compared with $60.1 million in the second quarter of 2011. On a fully diluted, per-share basis, second-quarter 2012 FFO was $0.11, compared with $0.30 in 2011. Lower second-quarter FFO results were driven primarily by a net loss on land held for divestiture activity and by write-offs of abandoned development projects.

Year-to-date FFO was $110.2 million, or $0.53 per share, compared with $157.7 million, or $0.78 per share, for the first six months of 2011. For additional explanation of factors impacting FFO and FFO per share variances, see the section titled “Review of Results” in this news release.

FFO and FFO per share are non-GAAP measures commonly used by publicly traded real estate companies. Included with this press release is a table reconciling FFO to net earnings (loss), the most comparable GAAP measure.

Operating FFO

In an effort to provide investors with additional information about its core operations, and, specifically, the performance of its operating portfolio, the company is initiating reporting Operating FFO, a non-GAAP measure derived from FFO. Included with this press release are tables reconciling Operating FFO to FFO, and then to net earnings (loss).

Second-quarter Operating FFO was $65.4 million, compared with $65.0 million in the second quarter of 2011. Year-to-date Operating FFO was $127.8 million, a 5.8 percent increase compared with $120.8 million for the first six months of 2011.

Net Earnings/Loss

The second-quarter net loss attributable to Forest City Enterprises, Inc. was $43.7 million, compared with net earnings of $9.4 million in the second quarter of 2011. The net loss for the six months ended July 31, 2012, was $21.0 million, compared with net earnings of $55.7 million for the same period in 2011. The net earnings/loss variances for the quarter and six months were primarily related to the 2012 net loss on land held for divestiture activity as a result of the company’s January 31, 2012, strategic decision to exit the bulk of its land development business, and by gains on dispositions in 2011 that exceeded gains in 2012.

After preferred dividends, the second-quarter net loss attributable to Forest City Enterprises, Inc. common shareholders was $47.6 million, or $0.28 per share. For the first six months of 2012, the net loss attributable to common shareholders was $28.7 million, or $0.17 per share. Prior-year net earnings attributable to Forest City Enterprises, Inc. common shareholders were $5.5 million, or $0.03 per share, and $48.0 million, or $0.29 per share, for the three and six months ended July 31, 2011, respectively. Per-share amounts are on a fully diluted basis.

Revenues

Second-quarter 2012 consolidated revenues from real estate operations were $261.4 million, compared with $244.7 million for the comparable period in 2011. For the first six months of 2012, consolidated revenues from real estate operations were $557.2 million, compared with $548.0 for the first six months of 2011.

Commentary

“During the second quarter, our rental properties portfolio performed well, particularly our comparable properties, where we had increases in net operating income in all core products, including our fourth consecutive quarter of double-digit growth in multifamily. Comparable occupancy was also up in all core products,” said David J. LaRue, Forest City president and chief executive officer. “Overall results for the quarter were impacted by non-cash impairments related primarily to disposition activity stemming from our strategic decision to divest the bulk of our land business, and by write-offs of abandoned development projects.

“With this quarter’s results, we are introducing Operating FFO, a measure that we believe gives investors important information on the recurring contributions of our operating business by excluding various one-time, transactional and non-recurring items. Operating FFO in the second quarter was up marginally compared with the same period last year, and is up 5.8 percent year-to-date, compared with the first six months of 2011. Adding Operating FFO to the information we make available to investors is part of our ongoing commitment to improve our disclosure and enhance transparency.

“We continue to make strides on our key strategic initiatives to focus and strengthen the company, including repositioning our land business. During the quarter, we closed the sale of several land projects. We also received an unsolicited offer on the remaining land at our Central Station project in Chicago, which was not originally included in the land projects targeted for sale. We now have a letter of intent to divest our investment there. The continued slow recovery of the housing market, direct market feedback on valuation during the sale process combined with the decision to divest of Central Station resulted in us taking an additional impairment on our land held for divestiture in the second quarter. As of July 31, 2012, we had $48.8 million, at our pro rata share, ($23.4 million at full consolidation) of land held for divestiture on our balance sheet. We currently have committed deals or letters of intent for more than 80 percent of the remaining cost. We expect those deals to close before yearend, even as we continue our marketing efforts on the balance of the land.

“As part of our ongoing focus on improving our balance sheet and managing debt maturities, we redeemed $125 million of our 7.625% Senior Notes due 2015 on August 20, 2012, using the proceeds from the issuance of a comparable amount of our 7.375% Senior Notes due 2034, effectively extending this maturity by 19 years at approximately the same interest rate, while retaining the ability to call the debt at any time.

“We also completed a number of asset dispositions during the second quarter, including the Village at Gulfstream Park, a specialty retail center in Florida. Since the end of the quarter, we completed two additional asset sales: White Oak Village, a specialty retail center in Richmond, and Southfield, an apartment project in suburban Maryland. Since the beginning of 2012, we have completed eight asset dispositions, generating total proceeds of approximately $55 million.

“As we continue to focus the company and strengthen our financial foundation, we are also selectively taking advantage of demand in our core markets for new product, particularly multifamily. At The Yards in Washington D.C., we started our second apartment project there, along with another small, mixed-use office/retail project. In Boston, we began work on an apartment project in the city’s historic textile district, our first new project in Greater Boston since the completion of University Park at MIT.”

Review of Results

Beginning this quarter, Forest City is introducing Operating FFO as an additional financial measure of our operating performance. The company believes it is appropriate to adjust FFO, as defined by NAREIT, for significant non-recurring items driven by transactional activity and by factors relating to the financial and real estate markets, as opposed to factors specific to the on-going operating performance of the company’s properties.

Operating FFO increased 0.6 percent to $65.4 million for the three months ended July 31, 2012, compared with $65.0 million for the comparable period in 2011. For the first six months of 2012,

operating FFO increased 5.8 percent, or $7.0 million, to $127.8 million, up from $120.8 million for the comparable period in 2011.

The increase in Operating FFO for the first six months of 2012, compared with the same period in 2011, was driven by a variety of factors. NOI from the mature portfolio increased $14.2 million over the prior-year comparable period and pre-tax FFO from recently opened properties increased $2.5 million. Interest expense on the mature portfolio decreased by $8.1 million, offset by lower capitalized interest of $7.7 million as expected due to decreased development activity. Additionally, pre-tax FFO decreased by $6.8 million from property sales and $6.2 million due to 2011 lease cancellation fee income at two Brooklyn office properties which did not recur. Second-quarter Operating FFO was impacted by these same factors as well as increased corporate expenses due to increased interest expense related to certain senior notes and general corporate expenses.

In addition to the Operating FFO results discussed above, Forest City’s FFO results for the six months ended July 31, 2012, compared with the same period in 2011, were negatively impacted by the net loss on land held for divestiture activity (including impairment) of $51.9 million, increased project write-offs of $8.1 million, and an increase in the company’s allocated losses from the Nets of $11.5 million. FFO was favorably impacted by a larger tax benefit of $10.2 million compared to prior year. These same factors impacted quarterly FFO results. (All FFO and Operating FFO variances referenced are at the company’s pro-rata share.)

A full description of factors impacting FFO for the second quarter and first six months of 2012 is included in the company’s second quarter 2012 Supplemental Package furnished to the SEC and available on the company’s website.

NOI, Occupancies and Rent

Overall comparable property NOI increased 5.0 percent during the second quarter, compared with the same period in 2011, with increases of 10.3 percent in apartments, 5.4 percent in office and 1.3 percent in retail.

Comparable property NOI, defined as NOI from properties operated in the three months ended July 31, 2012 and 2011, is a non-GAAP financial measure and is based on the pro-rata consolidation method, also a non-GAAP financial measure. Included in this release are schedules that present comparable property NOI on the full-consolidation method and a reconciliation of NOI to net earnings (loss).

Comparable office occupancies increased to 91.4 percent in the second quarter, compared with 91.1 percent in the same period last year. On a rolling 12-month basis, rent per square foot in new office leases increased 2.2 percent over expiring leases.

At July 31, 2012, comparable retail occupancies were 91.6 percent, up from 91.2 percent in the second quarter of 2011. Sales in the company’s regional malls averaged $461 per square foot on a rolling 12-month basis, up from $417 per square foot for the same period in 2011, and up from $456 per square foot in the first quarter of 2012. Year-to-date comparable sales in the company’s regional malls increased 5.9 percent, compared with results for the first six months of 2011. In the second quarter, new, same-space leases in the company’s regional malls increased 9.0 percent over prior rents.

In the residential portfolio, comparable average occupancies for the six months ended July 31, 2012, were 94.8 percent, up from 94.5 percent last year. Average monthly residential rents for the company’s comparable apartments rose to $1,186, a 4.9 percent increase compared with $1,131 at July 31, 2011. Comparable average rents in the company’s core markets were $1,551 a 5.6 percent increase from $1,469 for the first six months of 2011.

Debt Maturities, Financing Activity and Liquidity

Since January 31, 2012, the company has addressed, through closed loans and committed financings, $547.1 million at full consolidation ($645.8 million at its pro-rata share) of the $1.2 billion ($1.4 billion at pro-rata) of long-term debt maturities coming due in fiscal year 2012. Additionally, inclusive of Senior and Subordinated Debt, the company addressed $240.7 million ($261.4 million at pro-rata) of loans maturing in future years.

In financing its real estate assets, the company pursues a strategy of using nonrecourse mortgage debt at the property level and fixing its mortgage debt through long-term financings to take advantage of historically low interest rates. The company continued to successfully lower its average cost of debt, including corporate debt, in the first six months of 2012. Its overall weighted-average cost of debt decreased to 5.15 percent at July 31, 2012, from 5.28 percent at July 31, 2011, with fixed-rate debt representing 85 percent of total debt at July 31, 2012. The company’s weighted-average life of its debt increased to 6.41 years at July 31, 2012 from 5.58 years for the same period in 2011.

In addition, since the beginning of the year, the company has reduced net total debt by approximately $110 million, at its pro-rata share. At full consolidation, net total debt increased by approximately $101 million since February 1, 2012.

At July 31, 2012, the company had $280.5 million ($240.9 million at full consolidation) in cash on its balance sheet and $379.4 million of available capacity on its revolving line of credit.

Recent Openings and Projects Under Construction

At the end of the second quarter, Forest City had eight projects under construction at a total cost of $627.1 million, at the company’s pro-rata share ($1.3 billion at full consolidation). This compares with $1.7 billion at pro-rata ($1.8 billion at full consolidation) at the end of the second quarter of 2011.

In Brooklyn, plans are being finalized for the opening events at Barclays Center at Atlantic Yards. Of the more than 200 events planned for arena’s first year of operations, approximately 195 were already committed as of the end of the second quarter, and ticket sales to date are meeting the company’s expectations. As the opening approaches, interest in suite sales and additional sponsorship opportunities is also accelerating. A formal ribbon-cutting ceremony is being planned for September 21 and Forest City is planning an Investor Day event at the arena for October 22. Approximately 75 percent of forecasted contractually obligated revenues for the arena are currently under contract.

At 8 Spruce Street, the company’s Frank Gehry-designed apartment tower in Lower Manhattan, final penthouse units were released to the market just after the end of the second quarter. Currently, 86 percent of the 899 total units have been leased. Given strong market acceptance and overall acclaim for the property, together with the strength of the Manhattan market and investor interest in apartments, Forest City and its partner, National Real Estate Advisors, retained CBRE to market a potential minority stake in the property. Although no transaction can be guaranteed, interest from investors has been strong and the effort is ongoing.

At Westchester’s Ridge Hill in Yonkers, New York, both Lord & Taylor and Apple are now open, and, together with a popular summer concert series and other promotions and events, have contributed to significantly increased traffic. In addition, construction is underway on the 34,000-square-foot LEGOLAND Discovery Center. Westchester’s Ridge Hill is 68 percent leased, excluding a stand-alone parcel on the south end of the site, and 60 percent leased overall.

At Stapleton in Denver, leasing activity is underway for Botanica Eastbridge, a 118-unit apartment community. Just after the end of the second quarter, the company received the first certificates of occupancy for the project. At the company’s other current apartment project at Stapleton, Aster Town Center, the 85-unit first phase opened in the first quarter of 2012 and it is already 95 percent leased.

At The Yards in Washington, D.C., the company began construction during the second quarter on two new projects. The first is Twelve12, a mixed-use project with 218 rental apartments above street-level retail, including a 50,000-square-foot Harris Teeter grocery store and a 28,000-square-foot fitness center. The project is the first all-new construction at The Yards and is expected to be completed in the first quarter of 2014. The second new project at The Yards is Lumber Shed, a 32,000-square-foot, mixed-use office building with street-level retail. The project, an adaptive reuse of a former Navy industrial building, is expected to be completed in the third quarter of 2013. Also at The Yards, construction is nearing completion on Boilermaker Shops, a 40,000-square-foot, adaptive reuse project with ground level retail and mezzanine office space. The project is expected to open in the third quarter of 2012 and is 74 percent leased.

In the company’s Boston core market, construction has begun on 120 Kingston, a 242-unit apartment building. Centrally located on the Rose Kennedy Greenway near the border of the city’s financial district and Chinatown neighborhoods, 120 Kingston is Forest City’s first new construction in Greater Boston since the completion of the University Park at MIT mixed-used, life science project in Cambridge. The new project is expected to be completed in the second quarter of 2014.

In Dallas, construction continues on the Continental Building, a 203-unit adaptive-reuse, apartment community in downtown Dallas at the company’s Mercantile Place on Main development. Completion is expected in the first quarter of 2013.

Outlook

“We continue to execute on our key strategies: a focus on core markets and products, a stronger capital structure and improved balance sheet, and growth from the mature portfolio, from newly opened projects, and from new development by activating existing entitlement,” said LaRue. “We are committed to pursuing operational excellence, and to improving transparency and disclosure to insure that investors have visibility to our value-creation model. While we continue to monitor the macroeconomic factors that impact our business, we remain confident in our ability to deliver enhanced value for our shareholders and other stakeholders.”

Corporate Description

Forest City Enterprises, Inc. is an NYSE-listed national real estate company with $10.7 billion in total assets. The company is principally engaged in the ownership, development, management and acquisition of commercial and residential real estate and land throughout the United States. For more information, visit www.forestcity.net.

Supplemental Package

Please refer to the Investor Relations section of the company’s website at www.forestcity.net for a Supplemental Package, which the company will also furnish to the SEC on Form 8-K. This Supplemental Package includes operating and financial information for the three months and six months ended July 31, 2012, with reconciliations of non-GAAP financial measures, such as FFO, Operating FFO, EBDT, comparable NOI and results prepared using the pro-rata consolidation method, to their most directly comparable GAAP financial measures.

FFO

The company uses FFO, along with EBDT and net earnings (loss) to report its operating results. The majority of the company’s peers in the publically traded real estate industry are Real Estate Investment Trusts (“REITs”) and report operations using FFO as defined by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO provides supplemental information about the company’s operations. Although FFO is not presented in accordance with GAAP, the company believes it is necessary to understand its business and operating results, along with net earnings, the most comparable GAAP measure. The company believes its presentation of FFO provides important supplemental information to its investors.

FFO is defined by NAREIT as net earnings excluding the following items: i) gain (loss) on disposition of rental properties, divisions and other investments (net of tax); ii) non-cash charges for real estate depreciation and amortization; iii) impairment of depreciable real estate (net of tax); iv) extraordinary items (net of tax); and v) cumulative or retrospective effect of change in accounting principle (net of tax). FFO is reconciled to net earnings (loss), the most comparable financial measure calculated in accordance with GAAP, in the table titled Reconciliation of FFO and EBDT to Net Earnings/Loss below and in the company’s Supplemental Package, which the company will also furnish to the SEC on Form 8-K.

Operating FFO

Operating FFO is defined as FFO, as defined by NAREIT, adjusted to exclude: i) activity related to our land held for divestiture (including impairment charges); ii) impairment of Land Group projects; iii) write-offs of abandoned development projects; iv) income recognized on state and federal historic and other tax credits; v) gains or losses from the early extinguishment of debt; vi) gains or losses on change in control of interests; vii) the adjustment to recognize rental revenues and rental expense using the straight-line method; viii) other non-recurring items such as income generated from the casino land sale; ix) the Nets pre-tax FFO; and x) income taxes on FFO.

Pro-Rata Consolidation Method

This press release contains certain financial measures prepared in accordance with GAAP under the full consolidation accounting method and certain financial measures prepared in accordance with the pro-rata consolidation method (non-GAAP). The company presents certain financial amounts under the pro-rata method because it believes this information is useful to investors as this method reflects the manner in which the company operates its business. In line with industry practice, the company has made a large number of investments in which its economic ownership is less than 100 percent as a means of procuring opportunities and sharing risk. Under the pro-rata consolidation method, the company presents its investments proportionate to its economic share of ownership. Under GAAP, the full consolidation method is used to report partnership assets and liabilities consolidated at 100 percent if deemed to be under its control or if the company is deemed to be the primary beneficiary of the variable interest entities (“VIE”), even if its ownership is not 100 percent. The company provides reconciliations from the full consolidation method to the pro-rata consolidation method in the exhibits below and throughout its Supplemental Package, which the company will also furnish to the SEC on Form 8-K.

Safe Harbor Language

Statements made in this news release that state the company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. The company’s actual results could differ materially from those expressed or implied in such forward-looking statements due to various risks, uncertainties and other factors. Risks and factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the impact of current lending and capital market conditions on its liquidity, ability to finance or refinance projects and repay its debt, the impact of the current economic environment on its ownership, development and management of its real estate portfolio, general real estate investment and development risks, vacancies in its properties, the strategic decision to reposition or divest portions of the company’s land business, further downturns in the housing market, competition, illiquidity of real estate investments, bankruptcy or defaults of tenants, anchor store consolidations or closings, international activities, the impact of terrorist acts, risks associated with an investment in a professional sports team, its substantial debt leverage and the ability to obtain and service debt, the impact of restrictions imposed by its credit facility and senior debt, exposure to hedging agreements, the level and volatility of interest rates, the continued availability of tax-exempt government financing, the impact of credit rating downgrades, effects of uninsured or underinsured losses, effects of a downgrade or failure of its insurance carriers, environmental liabilities, conflicts of interest, risks associated with the sale of tax credits, risks associated with developing and managing properties in partnership with others, the ability to maintain effective internal controls, compliance with governmental regulations, increased legislative and regulatory scrutiny of the financial services industry, volatility in the market price of its publicly traded securities, inflation risks, litigation risks, cybersecurity risks and cyber incidents, as well as other risks listed from time to time in the company’s SEC filings, including but not limited to, the company’s annual and quarterly reports.

Reconciliation of FFO and EBDT to Net Earnings (Loss)

	Three Months Ended July 31, 2012		Three Months Ended July 31, 2011		Six Months Ended July 31, 2012		Six Months Ended July 31, 2011

	FFO	EBDT	FFO	EBDT	FFO	EBDT	FFO	EBDT

	(in thousands)

Net earnings (loss) attributable to Forest City Enterprises, Inc.	$(43,717)	$(43,717)	$9,358	$9,358	$(20,965)	$(20,965)	$55,701	$55,701
Depreciation and Amortization - Real Estate Groups	72,493	72,493	68,929	68,929	142,910	142,910	137,758	137,758
Impairment of depreciable rental properties	3,559	3,559	235	235	4,940	4,940	3,670	3,670
Gain on disposition of rental properties and partial interests in rental properties	(16,107)	(16,107)	(29,899)	(29,899)	(24,021)	(24,021)	(62,065)	(62,065)

Income tax expense (benefit) adjustments - current and deferred (1)
Gain on disposition of rental properties and partial interests in rental properties	6,229	6,229	11,597	11,597	9,281	9,281	24,064	24,064
Impairment of depreciable rental properties	(1,380)	(1,380)	(91)	(91)	(1,916)	(1,916)	(1,423)	(1,423)

Straight-line rent adjustments	-	(3,775)	-	2,497	-	(8,610)	-	273
Net gain on change in control of interests	-	(4,064)	-	-	-	(4,064)	-	-
Net loss on land held for divestiture activity	-	51,852	-	-	-	51,852	-	-
Impairment of Land Group projects	-	-	-	-	-	-	-	1,400
Amortization of mortgage procurement costs - Real Estate Groups	-	4,353	-	3,415	-	7,976	-	7,047
Preference payment	-	-	-	586	-	-	-	1,171
Allowance for projects under development revision	-	-	-	(2,000)	-	-	-	-
Income tax expense (benefit) adjustments - current and deferred (1)
Deferred income tax expense on operating earnings	-	5,710	-	6,079	-	20,202	-	31,029
Impairment of Land Group projects	-	-	-	-	-	-	-	(543)
Net loss on land held for divestiture activity	-	(20,118)	-	-	-	(20,118)	-	-
Net gain on change in control of interests	-	1,576	-	-	-	1,576	-	-

FFO/EBDT	$21,077	$56,611	$60,129	$70,706	$110,229	$159,043	$157,705	$198,082

1) The following table provides detail of Income Tax Expense (Benefit):

	Three Months Ended July 31,				Six Months Ended July 31,

	2012	2011			2012	2011

Current taxes
Operating earnings	$(6,426)	$(11,003)			$(10,224)	$(23,709)
Gain on disposition of rental properties and partial interests in rental properties	(21,081)	8,865			(16,216)	39,169
Net loss on land held for divestiture activity	1,668	-			1,668	-

Subtotal	(25,839)	(2,138)			(24,772)	15,460

Discontinued operations
Operating earnings	5,019	411			4,912	(177)
Gain on disposition of rental properties and partial interests in rental properties	-	1,591			680	2,792

Subtotal	5,019	2,002			5,592	2,615

Total Current taxes	(20,820)	(136)			(19,180)	18,075

Deferred taxes
Operating earnings	10,976	5,775			25,310	30,341
Gain on disposition of rental properties and partial interests in rental properties	27,310	(9,445)			21,988	(31,994)
Impairment of depreciable rental properties	(1,279)	(91)			(1,815)	(1,423)
Impairment of Land Group projects	-	-			-	(543)
Net loss on land held for divestiture activity	(21,786)	-			(21,786)	-
Net gain on change in control of interests	1,576	-			1,576	-

Subtotal	16,797	(3,761)			25,273	(3,619)

Discontinued operations
Operating earnings	(5,266)	304			(5,108)	688
Gain on disposition of rental properties and partial interests in rental properties	-	10,586			2,829	14,097
Impairment of real estate	(101)	-			(101)	-

Subtotal	(5,367)	10,890			(2,380)	14,785

Total Deferred taxes	11,430	7,129			22,893	11,166

Grand Total	$(9,390)	$6,993			$3,713	$29,241

Reconciliation of Operating FFO to FFO

Pro-Rata Consolidation	Three Months Ended July 31,			Six Months Ended July 31,

	2012	2011	% Change	2012	2011	% Change

	(in thousands)			(in thousands)
Portfolio Pre-tax FFO:
Commercial Group	$60,240	$73,082		$160,544	$186,032
Residential Group	31,566	19,908		63,505	45,156
Land Group	(48,606)	(299)		(47,542)	(654)

Adjustments to Portfolio Pre-Tax FFO:
Net loss on land held for divestiture activity	51,852	-		51,852	-
Impairment of Land Group project	-	-		-	1,400
Abandoned development project write-offs	12,906	5,088		13,353	5,245
Tax credit income	(7,956)	(9,386)		(11,881)	(19,640)
(Gain) loss on early extinguishment of portfolio debt	1,313	(2,974)		1,844	(2,682)
Net gain on change in control of interests	(4,064)	-		(4,064)	-
Straight-line rent adjustments	(3,775)	2,497		(8,610)	273
Casino land sale	-	-		(36,484)	(42,622)

Adjustments to Portfolio Pre-Tax FFO subtotal	50,276	(4,775)		6,010	(58,026)

Portfolio Pre-tax Operating FFO	93,476	87,916	6.3%	182,517	172,508	5.8%
Corporate Group Pre-tax FFO	(28,090)	(33,693)		(54,700)	(62,543)
Loss on early extinguishment of debt - Corporate Group	-	10,800		-	10,800

Operating FFO	65,386	65,023	0.6%	127,817	120,765	5.8%
Nets Pre-tax FFO	(8,272)	(3,382)		(15,230)	(3,686)
Add back adjustments to Portfolio Pre-Tax FFO above	(50,276)	4,775		(6,010)	58,026
Add back loss on early extinguishment of debt - Corporate Group	-	(10,800)		-	(10,800)
Income tax benefit (expense) on FFO	14,239	4,513		3,652	(6,600)

FFO	$21,077	$60,129	(64.9%)	$110,229	$157,705	(30.1%)

Reconciliation of Net Operating Income (non-GAAP) to Net Earnings (Loss) (GAAP) (in thousands):

	Three Months Ended July 31, 2012					Three Months Ended July 31, 2011
	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)
Net operating income	$143,744	$3,489	$-	$532	$140,787	$156,545	$5,000	$-	$4,264	$155,809

Interest expense	(62,725)	(2,677)	(23,966)	(256)	(84,270)	(62,995)	(3,523)	(25,183)	(1,214)	(85,869)
Interest expense of unconsolidated entities	(23,966)	-	23,966	-	-	(25,183)	-	25,183	-	-
Loss on early extinguishment of debt	-	-	(1,313)	-	(1,313)	(5,471)	-	(2,355)	-	(7,826)
Loss on early extinguishment of debt of unconsolidated entities	(1,313)	-	1,313	-	-	(2,355)	-	2,355	-	-
Equity in (earnings) loss of unconsolidated entities, including impairment	25,612	(169)	(20,034)	-	5,747	(2,385)	(142)	5,592	-	3,349
Net gain (loss) on land held for divestiture activity	(6,458)	3,507	(41,887)	-	(51,852)	-	-	-	-	-
Net loss on land held for divestiture activity of unconsolidated entities	(41,887)	-	41,887	-	-	-	-	-	-	-
Net gain on disposition of rental properties and partial interests in rental properties	-	-	16,107	-	16,107	-	-	-	29,899	29,899
Gain on disposition of unconsolidated entities	16,107	-	(16,107)	-	-	-	-	-	-	-
Impairment of consolidated real estate	(2,908)	-	(390)	(261)	(3,559)	(235)	-	-	-	(235)
Impairment of unconsolidated real estate	(390)	-	390	-	-	-	-	-	-	-
Depreciation and amortization of unconsolidated entities	(20,499)	-	20,499	-	-	(16,744)	-	16,744	-	-
Depreciation and amortization - Real Estate Groups (a)	(53,655)	(1,039)	(19,686)	(191)	(72,493)	(52,748)	(1,150)	(16,010)	(1,321)	(68,929)
Amortization of mortgage procurement costs - Real Estate Groups (b)	(3,682)	(146)	(813)	(4)	(4,353)	(2,711)	(129)	(734)	(99)	(3,415)
Straight-line rent adjustment	3,775	-	-	-	3,775	(2,713)	-	-	216	(2,497)
Preference payment	-	-	-	-	-	(586)	-	-	-	(586)

Earnings (loss) before income taxes	(28,245)	2,965	(20,034)	(180)	(51,424)	(17,581)	56	5,592	31,745	19,700

Income tax benefit (expense)	9,042	-	-	348	9,390	5,899	-	-	(12,892)	(6,993)
Net gain on change in control of interests	6,766	2,702	-	-	4,064	-	-	-	-	-

Equity in earnings (loss) of unconsolidated entities, including impairment	16,275	169	(21,853)	-	(5,747)	2,385	142	(5,592)	-	(3,349)
Net loss on land held for divestiture activity of unconsolidated entities	(41,887)	-	41,887	-	-	-	-	-	-	-
	(25,612)	169	20,034	-	(5,747)	2,385	142	(5,592)	-	(3,349)

Earnings (loss) from continuing operations	(38,049)	5,836	-	168	(43,717)	(9,297)	198	-	18,853	9,358

Discontinued operations, net of tax	165	(3)	-	(168)	-	100,878	82,025	-	(18,853)	-

Net earnings (loss)	(37,884)	5,833	-	-	(43,717)	91,581	82,223	-	-	9,358

Noncontrolling interests

Earnings from continuing operations attributable to noncontrolling interests	(5,836)	(5,836)	-	-	-	(198)	(198)	-	-	-
(Earnings) loss from discontinued operations attributable to noncontrolling interests	3	3	-	-	-	(82,025)	(82,025)	-	-	-
Noncontrolling interests	(5,833)	(5,833)	-	-	-	(82,223)	(82,223)	-	-	-

Net earnings (loss) attributable to Forest City Enterprises, Inc.	$(43,717)	$-	$-	$-	$(43,717)	$9,358	$-	$-	$-	$9,358

Preferred dividends	(3,850)	-	-	-	(3,850)	(3,850)	-	-	-	(3,850)
Net earnings (loss) attributable to Forest City Enterprises, Inc.	$(47,567)	$-	$-	$-	$(47,567)	$5,508	$-	$-	$-	$5,508
common shareholders

(a) Depreciation and amortization - Real Estate Groups	$53,655	$1,039	$19,686	$191	$72,493	$52,748	$1,150	$16,010	$1,321	$68,929
Depreciation and amortization - Non-Real Estate	576	-	-	-	576	686	-	-	-	686
Total depreciation and amortization	$54,231	$1,039	$19,686	$191	$73,069	$53,434	$1,150	$16,010	$1,321	$69,615
(b) Amortization of mortgage procurement costs - Real Estate Groups	$3,682	$146	$813	$4	$4,353	$2,711	$129	$734	$99	$3,415

Reconciliation of Net Operating Income (non-GAAP) to Net Earnings (Loss) (GAAP) (in thousands):

	Six Months Ended July 31, 2012					Six Months Ended July 31, 2011

	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)
Net operating income	$328,317	$7,489	$-	$1,238	$322,066	$357,869	$10,006	$-	$7,012	$354,875

Interest expense	(120,969)	(5,401)	(50,298)	(625)	(166,491)	(128,900)	(7,355)	(48,290)	(2,726)	(172,561)
Interest expense of unconsolidated entities	(50,298)	-	50,298	-	-	(48,290)	-	48,290	-	-
Loss on early extinguishment of debt	(719)	(188)	(1,313)	-	(1,844)	(5,767)	(4)	(2,355)	-	(8,118)
Loss on early extinguishment of debt of unconsolidated entities	(1,313)	-	1,313	-	-	(2,355)	-	2,355	-	-
Equity in (earnings) loss of unconsolidated entities, including impairment	21,839	(199)	(9,774)	-	12,264	(22,379)	(190)	25,891	-	3,702
Net gain (loss) on land held for divestiture activity	(6,458)	3,507	(41,887)	-	(51,852)	-	-	-	-	-
Net loss on land held for divestiture activity of unconsolidated entities	(41,887)	-	41,887	-	-	-	-	-	-	-
Net gain on disposition of rental properties and partial interests in rental properties	-	-	16,107	7,914	24,021	9,561	-	12,567	39,937	62,065
Gain on disposition of unconsolidated entities	16,107	-	(16,107)	-	-	12,567	-	(12,567)	-	-
Impairment of consolidated real estate	(4,289)	-	(390)	(261)	(4,940)	(5,070)	-	-	-	(5,070)
Impairment of unconsolidated real estate	(390)	-	390	-	-	-	-	-	-	-
Depreciation and amortization of unconsolidated entities	(40,497)	-	40,497	-	-	(31,052)	-	31,052	-	-
Depreciation and amortization - Real Estate Groups (a)	(105,664)	(1,996)	(38,847)	(395)	(142,910)	(107,693)	(2,788)	(29,700)	(3,153)	(137,758)
Amortization of mortgage procurement costs-Real Estate Groups (b)	(6,547)	(229)	(1,650)	(8)	(7,976)	(5,589)	(259)	(1,352)	(365)	(7,047)
Straight-line rent adjustment	8,607	-	-	3	8,610	(825)	-	-	552	(273)
Preference payment	-	-	-	-	-	(1,171)	-	-	-	(1,171)

Earnings (loss) before income taxes	(4,161)	2,983	(9,774)	7,866	(9,052)	20,906	(590)	25,891	41,257	88,644

Income tax expense	(501)	-	-	(3,212)	(3,713)	(11,841)	-	-	(17,400)	(29,241)
Net gain on change in control of interests	6,766	2,702	-	-	4,064	-	-	-	-	-

Equity in earnings (loss) of unconsolidated entities, including impairment	20,048	199	(32,113)	-	(12,264)	22,379	190	(25,891)	-	(3,702)
Net loss on land held for divestiture activity of unconsolidated entities	(41,887)	-	41,887	-	-	-	-	-	-	-
	(21,839)	199	9,774	-	(12,264)	22,379	190	(25,891)	-	(3,702)
Earnings (loss) from continuing operations	(19,735)	5,884	-	4,654	(20,965)	31,444	(400)	-	23,857	55,701

Discontinued operations, net of tax	5,624	970	-	(4,654)	-	107,610	83,753	-	(23,857)	-

Net earnings (loss)	(14,111)	6,854	-	-	(20,965)	139,054	83,353	-	-	55,701

Noncontrolling interests
(Earnings) loss from continuing operations attributable to noncontrolling interests	(5,884)	(5,884)	-	-	-	400	400	-	-	-
Earnings from discontinued operations attributable to noncontrolling interests	(970)	(970)	-	-	-	(83,753)	(83,753)	-	-	-

Noncontrolling interests	(6,854)	(6,854)	-	-	-	(83,353)	(83,353)	-	-	-

Net earnings (loss) attributable to Forest City Enterprises, Inc.	$(20,965)	$-	$-	$-	$(20,965)	$55,701	$-	$-	$-	$55,701

Preferred dividends	(7,700)	-	-	-	(7,700)	(7,700)	-	-	-	(7,700)
Net earnings (loss) attributable to Forest City Enterprises, Inc.	$(28,665)	$-	$-	$-	$(28,665)	$48,001	$-	$-	$-	$48,001
common shareholders

(a) Depreciation and amortization - Real Estate Groups	$105,664	$1,996	$38,847	$395	$142,910	$107,693	$2,788	$29,700	$3,153	$137,758
Depreciation and amortization - Non-Real Estate	1,196	-	-	-	1,196	1,388	-	-	-	1,388
Total depreciation and amortization	$106,860	$1,996	$38,847	$395	$144,106	$109,081	$2,788	$29,700	$3,153	$139,146
(b) Amortization of mortgage procurement costs - Real Estate Groups	$6,547	$229	$1,650	$8	$7,976	$5,589	$259	$1,352	$365	$7,047

Forest City Enterprises, Inc. and Subsidiaries

Supplemental Operating Information

	Net Operating Income (dollars in thousands)
	Three Months Ended July 31, 2012				Three Months Ended July 31, 2011				% Change
	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Pro-Rata Consolidation (Non-GAAP)
Commercial Group
Retail
Comparable	$57,334	$1,668	$-	$55,666	$56,582	$1,641	$-	$54,941	1.3%	1.3%
Total	60,846	2,079	54	58,821	59,486	2,450	488	57,524
Office Buildings
Comparable	65,003	2,078	-	62,925	60,840	1,167	-	59,673	6.8%	5.4%
Total	65,600	2,024	-	63,576	67,676	1,646	738	66,768
Hotels	3,712	-	-	3,712	3,671	-	2,589	6,260
Land Sales	14	-	-	14	773	-	-	773
Other (1)	(17,442)	(2,476)	-	(14,966)	(2,959)	(533)	-	(2,426)
Total Commercial Group
Comparable	122,337	3,746	-	118,591	117,422	2,808	-	114,614	4.2%	3.5%
Total	112,730	1,627	54	111,157	128,647	3,563	3,815	128,899
Residential Group
Apartments
Comparable	36,115	718	-	35,397	32,611	521	-	32,090	10.7%	10.3%
Total	35,788	791	478	35,475	31,553	753	449	31,249
Subsidized Senior Housing	4,712	165	-	4,547	4,017	154	-	3,863
Military Housing	7,121	49	-	7,072	5,199	238	-	4,961
Other (1)	(881)	142	-	(1,023)	(28)	134	-	(162)
Total Residential Group
Comparable	36,115	718	-	35,397	32,611	521	-	32,090	10.7%	10.3%
Total	46,740	1,147	478	46,071	40,741	1,279	449	39,911
Total Rental Properties
Comparable	158,452	4,464	-	153,988	150,033	3,329	-	146,704	5.6%	5.0%
Total	159,470	2,774	532	157,228	169,388	4,842	4,264	168,810
Land Development Group	6,394	715	-	5,679	643	158	-	485
The Nets	(8,272)	-	-	(8,272)	(3,382)	-	-	(3,382)
Corporate Activities	(13,848)	-	-	(13,848)	(10,104)	-	-	(10,104)
Grand Total	$143,744	$3,489	$532	$140,787	$156,545	$5,000	$4,264	$155,809

(1)	Includes write-offs of abandoned development projects, non-capitalizable development costs and unallocated management and service company overhead, net of tax credit income. Additionally, non-capitalizable marketing/promotional costs associated with Barclays Center are included in the Commercial Group.

Forest City Enterprises, Inc. and Subsidiaries

Supplemental Operating Information

	Net Operating Income (dollars in thousands)
	Six Months Ended July 31, 2012				Six Months Ended July 31, 2011				% Change
	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Pro-Rata Consolidation (Non-GAAP)
Commercial Group
Retail
Comparable	$115,735	$3,442	$-	$112,293	$113,600	$3,364	$-	$110,236	1.9%	1.9%
Total	121,673	4,155	294	117,812	126,187	5,289	1,130	122,028
Office Buildings
Comparable	129,309	4,333	-	124,976	122,630	3,219	-	119,411	5.4%	4.7%
Total	130,780	4,431	-	126,349	128,823	3,669	2,873	128,027
Hotels	4,809	-	-	4,809	4,627	-	2,142	6,769
Land Sales (1)	36,498	-	-	36,498	43,357	(782)	-	44,139
Other (2)	(26,811)	(4,486)	-	(22,325)	(1,391)	(583)	-	(808)
Total Commercial Group
Comparable	245,044	7,775	-	237,269	236,230	6,583	-	229,647	3.7%	3.3%
Total	266,949	4,100	294	263,143	301,603	7,593	6,145	300,155
Residential Group
Apartments
Comparable	71,375	1,353	-	70,022	64,645	1,157	-	63,488	10.4%	10.3%
Total	74,297	1,598	944	73,643	62,716	1,197	867	62,386
Subsidized Senior Housing	9,111	204	-	8,907	7,983	251	-	7,732
Military Housing	14,663	244	-	14,419	11,167	238	-	10,929
Land Sales	-	-	-	-	158	16	-	142
Other (2)	(4,079)	285	-	(4,364)	69	277	-	(208)
Total Residential Group
Comparable	71,375	1,353	-	70,022	64,645	1,157	-	63,488	10.4%	10.3%
Total	93,992	2,331	944	92,605	82,093	1,979	867	80,981
Total Rental Properties
Comparable	316,419	9,128	-	307,291	300,875	7,740	-	293,135	5.2%	4.8%
Total	360,941	6,431	1,238	355,748	383,696	9,572	7,012	381,136
Land Development Group	9,469	1,058	-	8,411	2,894	434	-	2,460
The Nets	(15,230)	-	-	(15,230)	(3,686)	-	-	(3,686)
Corporate Activities	(26,863)	-	-	(26,863)	(25,035)	-	-	(25,035)
Grand Total	$328,317	$7,489	$1,238	$322,066	$357,869	$10,006	$7,012	$354,875

(1)	Includes $36,484 and $42,622 of NOI generated from the casino land sale at full and pro-rata consolidation for the six months ended July 31, 2012 and 2011, respectively.
(2)	Includes write-offs of abandoned development projects, non-capitalizable development costs and unallocated management and service company overhead, net of tax credit income. Additionally, non-capitalizable marketing/promotional costs associated with Barclays Center are included in the Commercial Group.